Exhibit 10.28
AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this 31st day of July, 2009, by and between Foundation Coal Corporation (“Foundation Coal”) and James F. Roberts (“Executive”).

WHEREAS, Alpha Natural Resources, Inc. (“Alpha”), has entered into a Merger Agreement with the indirect parent company of Foundation Coal, Foundation Coal Holdings, Inc. (“Foundation”), dated May 11, 2009 (the “Merger Agreement”), pursuant to which Alpha is to merge with and into Foundation (the “Merger”), with Foundation as the surviving corporation and Foundation changing its name to "Alpha Natural Resources, Inc." (the "Company"), and thereafter, Foundation Coal being merged into the Company, with the Company as the surviving entity;

WHEREAS, it is anticipated that the Merger will be finalized and effectuated in the future (“Closing”) at a date on or around July 31, 2009 (“Closing Date”);

WHEREAS, the Merger Agreement contemplates that the Executive's position as Foundation's Chief Executive Officer will terminate at the effective time of the Merger;

WHEREAS, Foundation Coal employs Executive pursuant to the terms and conditions set forth in that certain Employment Agreement, dated as of January 1, 2009 (the “Employment Agreement”), which provides for certain payments and benefits in the event that the Executive's employment is terminated under certain circumstances;

WHEREAS, the Executive and Foundation Coal acknowledge and agree that the termination of Executive's employment and his position as Chief Executive Officer would give rise to Executive's involuntary termination without “Cause” (as defined in the Employment Agreement), with severance payments and benefits to be provided to Executive in accordance with the terms of the Executive's Employment Agreement;

WHEREAS, Foundation Coal desires to involuntarily terminate the Executive's employment and his position as Chief Executive Officer of Foundation effective upon the consummation of the Closing (“Date of Termination”) under the terms and conditions provided herein; and

WHEREAS, Foundation Coal sponsors the Foundation Coal Salaried and Non-Represented Hourly Severance Plan, as amended, which provides for certain payments and benefits in the event that the Executive's employment is terminated under certain circumstances, so long as the Executive executes and does not revoke a release of claims.

NOW, THEREFORE, IT IS HEREBY AGREED by and between the Executive and Foundation Coal as follows:

1. (a)           The Executive, for and in consideration of the commitments of Foundation Coal, as set forth in this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Foundation, Foundation Coal, and their respective parents, subsidiaries and affiliates, and their respective present or former officers, directors, shareholders, employees, attorneys and agents, and its and their respective successors, assigns, heirs, executors, and administrators and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Foundation Coal (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Executive ever had, now has, or hereafter may have, whether known or unknown, or which the Executive's heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive's position as Foundation's Chief Executive Officer, any right to severance payments or benefits under Executive's Employment Agreement, the terms and conditions of the employment relationship, and the termination of the employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs; provided, however, that nothing contained herein shall be deemed to be a release of the obligations of Foundation Coal under this Agreement.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, and subject to the provisions of paragraphs 8 and 10 of this Agreement, the Executive represents and affirms that the Executive has not filed or caused to be filed on the Executive's behalf any charge, complaint or claim for relief against any Releasee and, to the best of the Executive's knowledge and belief, no outstanding charges, complaints or claims for relief have been filed or asserted against any Releasee on the Executive's behalf; and the Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of any Releasee, to any member of  any Releasee's legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities.  In the event that there is outstanding any such charge, complaint or claim for relief, Executive agrees to seek its immediate withdrawal and dismissal with prejudice.  In the event that for any reason said charge, complaint or claim for relief cannot be withdrawn, Executive shall not voluntarily testify, provide documents or otherwise participate in any investigation or litigation arising therefrom or associated therewith and shall execute such other papers or documents as Foundation Coal’s counsel determines may be necessary to have said charge, complaint or claim for relief dismissed with prejudice.  Nothing herein shall prevent Executive from testifying in any cause of action when required to do so by process of law.  Executive shall promptly inform the Company if called upon to testify.

(c) Executive does not waive any right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation or proceeding conducted by the EEOC, but explicitly waives any right to file a personal lawsuit or receive monetary damages that the EEOC might recover if said charge results in an EEOC lawsuit against the Releasees.

(d) Foundation Coal, for and in consideration of the commitments of Executive as set forth in this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Executive, his heirs, executors, administrators and assigns from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Foundation Coal ever had, now has, or hereafter may have, whether known or unknown by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive's position as Foundation’s Chief Executive Officer, the terms and conditions of the employment relationship, and the termination of the employment relationship, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs; provided, however, that this release shall not include any claims or causes of action arising out of, based upon or attributable to (i) Executive's commission of any improper act from which he derived an improper personal benefit which act and benefit are not actually known to Foundation Coal as of the date it executes this Agreement and/or (ii) Executive's commission of any act of intentional misconduct, including any fraudulent act.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

2. In consideration of Foundation Coal’s agreements as set forth herein, the Executive agrees to comply with the limitations described in Article 8 and Article 9 of the Employment Agreement which are expressly incorporated herein and which the Executive expressly acknowledges apply to, and are for the protection of, the business and interests of Foundation Coal, any successor, assign, transferee or surviving entity, and all other Releasees.

3. The Executive further agrees that the Executive will not disparage or subvert any Releasee, or make any statement reflecting negatively on any Releasee, including, but not limited to, on any matters relating to the operation or management of any Releasee, the Executive's position as Chief Executive Officer of Foundation and the termination of the Executive's position as Chief Executive Officer of Foundation, irrespective of the truthfulness or falsity of such statement.

4. Foundation Coal agrees to pay or provide to or for the Executive the following payments and benefits:

(a)           Regardless of whether the Executive signs and does not revoke this Agreement, the Executive will receive the following:

i.
All base salary earned, accrued or owing to the Executive through the Date of Termination (less all applicable withholdings), payable with Executive’s final paycheck as Chief Executive Officer of Foundation in accordance with the Company's established payroll practices.

ii.	Reimbursement for any unreimbursed business expenses properly incurred by the Executive prior to the Date of Termination, in accordance with the Company's business expense reimbursement policies.

iii.
Such employee benefits, including, but not limited to, any supplemental executive retirement plan, retiree medical plan or pension plan, as to which Executive may be entitled pursuant to Foundation Coal employee benefit plans (other than annual bonus plans and the Foundation Coal Salaried and Non-Represented Hourly Severance Plan) in which Executive participates as of the Date of Termination, subject to the terms and conditions of such employee benefit plans.

(b)           Additionally, in consideration for the Executive's promises, as set forth herein, Foundation Coal agrees to pay or provide to or for the Executive, provided Executive executes this Agreement without revocation and subject to Executive’s continued compliance with the provisions of Article 8 and Article 9 of the Employment Agreement, which are expressly incorporated herein, $2,898,000, payable in equal bi-monthly installments over a period of nine (9) months following the Date of Termination, in accordance with the Company’s usual payroll practices; provided that the aggregate amount set forth in this paragraph 4(b) shall be reduced, but not below zero, by the present value of any other cash severance or cash termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates, including, without limitation, the Foundation Coal Salaried and Non-Represented Hourly Severance Plan or any other severance plan of the Company in which Executive is entitled to participate; and

(c) The amount due under the Foundation Coal Salaried and Non-Represented Hourly Severance Plan is subject to, and payable in accordance with, the terms of that Plan, including, but not limited to, the execution and non-revocation of this release;

(d) A lump sum payment equal to $422,625, payable with Executive's final pay check as Chief Executive Officer of Foundation in accordance with Foundation Coal’s established payroll practices; and

(e) Except as otherwise specifically provided in this Agreement, all cash payments and/or reimbursements to be made pursuant to paragraphs 4(a) and 4(d) of this Agreement shall be made by the Company to the Executive no later than 60 days after the Date of Termination.

5. Except as specifically set forth in this Agreement or the Merger Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide the Executive at any time in the future with any payments, benefits or considerations other than those recited in this Agreement, those recited in the Merger Agreement, and those required by law.

6. The Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for the Executive's acceptance and execution of, and in reliance upon the Executive's representations in, this Agreement.

7. The Executive acknowledges and agrees that, except as expressly stated herein and for Article 11 and Sections (b), (e), (f), (g), (h), (i), (l) and (m) of Article 12 of the Employment Agreement, this Agreement supersedes and replaces the Employment Agreement.  To the extent the Executive has entered into any other enforceable written agreement with any Releasee that contains provisions that are outside the scope of this Agreement and are not in direct conflict with the provisions in this Agreement, the terms in this Agreement shall not supersede, but shall be in addition to, any other such agreement.  Except as set forth expressly herein, no promises or representations have been made to the Executive in connection with the termination of the Executive's Employment Agreement, or the terms of this Agreement.

8. Nothing in this Agreement shall prohibit or restrict the Executive from:  (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or Foundation Coal’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

9. The parties agree and acknowledge that the agreement by Foundation Coal described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Executive.

10. The Executive agrees and recognizes that should the Executive breach his ongoing obligations or covenants set forth in Articles 8 and 9 of the Employment Agreement, Foundation Coal and any successor, assign, transferee or surviving entity will have no further obligation to provide the Executive with the consideration set forth in paragraph 4(b) of this Agreement.  Notwithstanding the foregoing, in the event Foundation Coal or any successor, assign, transferee or surviving entity fails to perform any material obligation under this Agreement, including, without limitation, the failure of Foundation Coal or any successor, assign, transferee or surviving entity to make timely payments of monies due to Executive hereunder, this Agreement shall be null and void and the Executive shall have the right to pursue any and all appropriate relief for any such failure, including monetary damages, attorneys' fees and costs; provided, that (i) the Executive has notified Foundation Coal, or any successor, assign, transferee or surviving entity, in writing within thirty (30) days of the date of the failure of Foundation Coal or any successor or assignee to perform such material obligation and (ii) such failure remains uncorrected and/or uncontested by Foundation Coal or any successor, assign, transferee or surviving entity for fifteen (15) days following the date of such notice.

11. To the maximum extent permitted by Foundation Coal’s certificate of incorporation, as amended (or  any successor, assign, transferee or surviving entity, as applicable), and law, Foundation Coal (or, if applicable,  or any successor, assign, transferee or surviving entity) shall indemnify the Executive in his current and former capacities as an officer, director or manager of Foundation and its subsidiaries and hold him harmless from any cost, attorneys' fees, expense or liability arising out of Executive's performing of services for Foundation and its subsidiaries. Foundation Coal further agrees that the Executive shall be indemnified and held harmless to the fullest extent permitted or authorized by applicable law against any and all taxes, interest or penalties imposed on the Executive with respect to any violation of Section 409A occurring in connection with any payment made by Foundation Coal to the Executive, including payments made pursuant to the Agreement or any employee benefit plan or other compensatory arrangement of Foundation Coal in which the Executive is a participant, and such indemnification shall continue as to the Executive even if he has ceased to be a director, employee or agent of Foundation and shall inure to the benefit of the Executive’s heirs, executors and administrators.  If a payment is required to be made by Foundation Coal to the Executive with respect to a violation of Section 409A, Foundation Coal shall make such payment no later than the end of the Executive's taxable year following the Executive's taxable year in which the Executive remits the related taxes.

12. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland.

13. The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”), the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

(a) For purposes of Section 409A, each payment shall be treated as a separate payment.  Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) post-termination medical benefits, if any, are intended to be excepted under the medical benefits exception as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B), and (iii) each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii).  The Executive shall have no right to designate the date of any payment under this Agreement.

(b) With respect to payments subject to Section 409A of the Internal Revenue Code (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A of the Internal Revenue Code.  Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A of the Internal Revenue Code (and not excepted therefrom) and payable on account or a termination of employment, such payment shall be delayed for a period of six months after the date of termination of employment (or, if earlier, the death of the Executive).  Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six (6) month anniversary of the date of termination of employment.

(c) For purposes of the Agreement, the Executive shall be considered to have experienced a termination of employment only if the Executive has separated from service with Foundation Coal (or any successor, assign, transferee or surviving entity) and all of its controlled group members within the meaning of Section 409A of the Internal Revenue Code.  For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Internal Revenue Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Internal Revenue Code and Treas. Reg. § 1.414(c)-2.  Whether the Executive has separated from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the Internal Revenue Code.

(d) Notwithstanding the foregoing or any provision of this Agreement to the contrary, Foundation Coal or any successor, assign, transferee or surviving entity  may at any time (after consultation with the Executive) modify or amend the provisions of this Agreement or take any other action, to the extent necessary or advisable to conform the provisions of this Agreement or the benefits provided thereunder with Section 409A of the Internal Revenue Code, the regulations issued thereunder or an exception thereto.

14. The parties agree that this Agreement shall be deemed to have been made and entered into in Linthicum Heights, Maryland.  Jurisdiction and venue in any proceeding by Foundation Coal, or any successor, assign, transferee or surviving entity or Executive to enforce their rights hereunder is specifically limited to any court geographically located in Maryland.

15. The Executive certifies and acknowledges as follows:

(a) That the Executive has read the terms of this Agreement, and that the Executive understands its terms and effects, including the fact that the Executive has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of the Executive's employment relationship with Foundation Coal; and

(b) That the Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Executive acknowledges is adequate and satisfactory to him and which the Executive acknowledges is in addition to any other benefits to which the Executive is otherwise entitled; and

(c) That the Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and

(d) That the Executive does not waive rights or claims that may arise after the date this Agreement is executed; and

(e) That Foundation Coal has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and that the Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to Executive; and

(f) The Executive acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period.  In the event of a timely revocation by the Executive, this Agreement will be deemed null and void and Foundation Coal and any successor, assign, transferee or surviving entity , and any affiliate thereof, will have no obligations hereunder.

(g) This Agreement shall be null and void in its entirety if the Merger is not effectuated at a Closing.  A successful Closing is a condition precedent to this Agreement.

(h) The Executive agrees that this Agreement, including but not limited to the provisions of paragraph 2 of this Agreement, shall inure to the benefit of the successors and legal representatives of Foundation Coal.  The Executive agrees that Foundation Coal or the Company may only assign or transfer this Agreement and the restrictions contained therein to an affiliate of either Foundation Coal or the Company, including but not limited to the provisions of paragraph 2 of this Agreement, and agrees to be obligated by this Agreement and said restrictions insofar as they apply to any such successor, assign, transferee or surviving entity.  Executive agrees that Executive may not assign or transfer this Agreement.

(i) It is a condition precedent that this Agreement be executed in conjunction with the Closing and on the Closing Date to be effective and binding against and to be performed by the Company, as Foundation Coal’s successor, and it is further acknowledged by Executive that the Company, as successor to Foundation Coal, shall have all the rights and benefits of Foundation Coal under this Agreement.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, the Executive and Foundation Coal executed the foregoing Agreement this 31st day of July, 2009.

  /s/  James F. Roberts                                                                Witness:  /s/  Jacinda Belt
JAMES F. ROBERTS

FOUNDATION COAL CORPORATION

By:  Michael R. Peelish                                                                Witness:  /s/  Jacinda Belt

Name:  Michael R. Peelish

Title:  SVP Safety & Human Resources